                                                FILED PURSUANT TO RULE 424(b)(5)
                                       OF THE SECURITIES AND EXCHANGE COMMISSION
                                                     REGISTRATION NO. 333-119909


The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION. DATED DECEMBER 9, 2004.

          Prospectus Supplement to Prospectus dated December 6, 2004.

                               10,000,000 Shares

                           WESCO INTERNATIONAL, INC.

                                  Common Stock
                             ----------------------

     WESCO International, Inc. is offering 4,000,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus supplement are offering an additional 6,000,000 shares. WESCO International will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

     The common stock is listed on the New York Stock Exchange under the symbol "WCC". The last reported sale price of the common stock on December 7, 2004 was $28.26 per share.

     See "Risk Factors" beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                              Per Share   Total
                                                              ---------   -----
Initial price to public.....................................      $         $
Underwriting discount.......................................      $         $
Proceeds, before expenses, to WESCO International...........      $         $
Proceeds, before expenses, to the selling stockholders......      $         $

     To the extent that the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,371,914 shares from two institutional selling stockholders and then an additional 128,086 shares from WESCO International, in each case at the initial price to public less the underwriting discount.
                             ---------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on December   , 2004.

                        Joint Book-Running Lead Managers

GOLDMAN, SACHS & CO.                                             LEHMAN BROTHERS

                              Joint Lead Managers
JPMORGAN                                                     UBS INVESTMENT BANK

                                  Co-Managers
ROBERT W. BAIRD & CO.                                   BEAR, STEARNS & CO. INC.
                             ---------------------

                 Prospectus Supplement dated December   , 2004.
[WESCO International, Inc. LOGO]

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information about us and the offering. It may not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the "Risk Factors" sections of this prospectus supplement and the accompanying prospectus, before making an investment decision. Unless the context otherwise requires, references to "WESCO International", the "Company", "we", "our", "us" and similar terms mean WESCO International, Inc. and its subsidiaries, including WESCO Distribution, Inc., and predecessors. Unless otherwise specified, all information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares.

                           WESCO INTERNATIONAL, INC.

     With sales of approximately $3.3 billion in 2003 and approximately $3.6 billion in the twelve months ended September 30, 2004, we are a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as "MRO." We believe that we are the second largest distributor in the estimated $83 billion U.S. electrical distribution industry, and the largest provider of integrated supply services for MRO goods and services in the United States. Our integrated supply solutions and outsourcing services are designed to fulfill a customer's industrial MRO procurement needs through a highly automated, proprietary electronic procurement and inventory replenishment system. We have approximately 350 full service branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom, Nigeria and Singapore. We serve over 100,000 customers worldwide, offering over 1,000,000 products from over 24,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our top ten customers accounted for approximately 11% of our sales in 2003. Our leading market position, experienced workforce, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to grow our market position.

                               INDUSTRY OVERVIEW

     ELECTRICAL DISTRIBUTION. According to Electrical Wholesaling Magazine, the U.S. electrical distribution industry had sales of $75 billion in 2003, with sales forecasted to be approximately $83 billion in 2004 and $89 billion in 2005. Industry growth has averaged 5% per year from 1985 to 2003. This expansion has been driven by general economic growth, increased use of electrical products in businesses and industries, new products and technologies, and customers who are seeking to more efficiently purchase a broad range of products and services from a single point of contact, thereby eliminating the costs and expenses of purchasing directly from manufacturers or multiple sources. The U.S. electrical distribution industry is also highly fragmented. In 2003, the latest year for which market share data is available, the four national distributors, including WESCO, accounted for approximately 16% of estimated total industry sales.

     INTEGRATED SUPPLY. The market for integrated supply services has grown rapidly in recent years. Growth has been driven by the desire of large industrial companies to reduce operating expenses by implementing comprehensive third-party programs, which outsource cost-intensive procurement, stocking and administrative functions associated with the purchase and consumption of MRO supplies. For some of our customers, we believe these costs can account for over 50% of the total costs for MRO products and services. We believe that significant opportunities exist for further expansion of integrated supply services, as the total potential in the

U.S. for purchases of industrial MRO supplies and services is currently estimated to be approximately $400 billion.

                                  OUR STRATEGY

     Our objective is to be the leading provider of electrical products and other MRO supplies and services to companies in North America and selected international markets. In achieving this leadership position, our goal will be to grow earnings at a faster rate than sales by continuing to focus on margin enhancement and continuous productivity improvement. Our growth strategy leverages our existing strengths and focuses on developing new initiatives and programs which position us to grow at a faster rate than the industry.

     ENHANCE OUR LEADERSHIP POSITION IN ELECTRICAL DISTRIBUTION. We will continue to leverage our extensive market presence and brand equity in the WESCO name to further our leadership position in electrical distribution. We are the second largest electrical distributor in the United States and, through our value-added products and services, we believe we have become the industry leader in serving several important and growing markets including:

     - industrial customers with large, complex plant maintenance operations, many of which require a national multi-site service solution for their electrical product needs;

     - large contractors for major industrial and commercial construction projects;

     - the electric utility industry; and

     - manufacturers of factory-built homes, recreational vehicles and other modular structures.

We are focusing our sales and marketing efforts in three primary areas:

     - expanding our product and service offerings to existing customers in industries we currently serve;

     - targeting new clients in industries we currently serve; and

     - targeting markets which provide significant growth opportunities, such as multi-site retail construction, education and healthcare facilities, OEM/direct material programs and regional and national contractors.

     CONTINUE TO GROW OUR PREMIER POSITION IN NATIONAL ACCOUNTS. From 1994 through 2003, revenue from our national accounts program increased at a compound annual growth rate of 10%. We will continue to invest in the expansion of this program. Through our national accounts program, we coordinate electrical MRO procurement and purchasing activities primarily for large industrial and commercial companies across multiple locations. We have well-established relationships with over 250 companies, providing us with a recurring base of revenue through multi-year agreements with many of these companies. Our objective is to continue to increase revenue from national accounts customers by:

     - offering existing national account customers new products and services and serving additional customer locations;

     - extending certain established national account relationships to include our integrated supply services; and

     - expanding our customer base by leveraging our existing industry expertise in markets we currently serve, as well as entering into new markets.

     FOCUS ON CONSTRUCTION NATIONAL ACCOUNTS. We intend to increase our customer base, where we have targeted new construction accounts, with a focus on large renovation and institutional projects. We seek to secure new major project contracts through:

     - active national marketing of our demonstrated project management capabilities;

     - further development of relationships with leading regional and national contractors and engineering firms; and

     - close coordination with multi-location contractor customers on their major project requirements.

     EXTEND OUR LEADERSHIP POSITION IN INTEGRATED SUPPLY SERVICES. We believe that we are the largest provider of integrated supply services for MRO goods and services in the United States. We provide a full complement of outsourcing solutions, focusing on improving the supply chain management process for our customers' indirect purchases. Our integrated supply programs replace the traditional multi-vendor, resource-intensive procurement process with a single, outsourced, fully automated process capable of managing all MRO and related service requirements. Our solutions range from timely product delivery to assuming full responsibility for the entire procurement function. Our customers include some of the largest companies in the United States. We will continue to expand our leadership position as the largest provider of integrated supply services for MRO goods and services in the United States by, for instance, leveraging established relationships with our large industrial customer base, especially among existing national account customers who could benefit from our integrated supply model. Based on our customers' continued reliance on outsourcing, we believe that we are well positioned to capitalize on this trend.

     GAIN SHARE IN FRAGMENTED LOCAL MARKETS. Significant opportunities exist to gain market share in highly fragmented local markets. We intend to increase our market share in key geographic markets through a combination of increased sales and marketing efforts at existing branches, acquisitions that expand our product and customer base and new branch openings. To promote this growth, we have a compensation system for branch managers that encourages our branch managers to increase sales and optimize business activities in their local markets, including managing the sales force, configuring inventories, targeting potential customers for marketing efforts and tailoring local service options.

     EXPAND OUR LEAN INITIATIVE. LEAN is an organized series of continuous improvement events focusing on simplification, elimination of waste and achieving significant improvement throughout the business enterprise. Our LEAN initiative was launched in the first half of 2003 and was implemented in approximately 100 branches by the end of that year. Although LEAN is most often associated with manufacturing operations, we are applying LEAN thinking to all of our processes, activities and systems. Our focus is in eight key areas: sales, margin, warehouse operations, purchasing, inventory, accounts receivable, accounts payable and administrative processes. In 2004, our objective has been to have most branches and headquarters operations exposed to some or all of the LEAN activities and to continuously develop improvement processes for all operations. We believe this initiative, in combination with other on going programs, will contribute to an expansion of our operating margins of approximately 1 1/2% to 2% over the next three years.

     PURSUE STRATEGIC ACQUISITIONS. Since 1995, we have completed and successfully integrated 25 acquisitions, which represented annual sales of approximately $1.3 billion in 2003. We believe that the highly fragmented nature of the electrical and industrial MRO distribution industry will continue to provide us with acquisition opportunities. Our most recent acquisition was completed in March 2001. We have not been as active in pursuing acquisition candidates given the weak economy in recent years and the uncertainty of future earnings streams of potential acquisition candidates; however, we expect our acquisition activities to resume during the next year.

     EXPAND PRODUCT AND SERVICE OFFERINGS. We are developing a new service capability to assist customers in improving their internal productivity and overall cost position. This service, which we call CR$, Cost Reduction Services, is based on applying LEAN principles and practices in our customers' work environment. To date, we have worked with manufacturers, assemblers and contractors with large service operations to enhance supply chain operations and logistics. Our work on productivity projects, in cooperation with our customers, significantly increases the breadth of products that can be supplied and creates fee-for-service opportunities in kitting, assembly and warehouse operations. We continue to build on our demonstrated ability to introduce new products and services to meet existing customer demands and capitalize on new market opportunities. For example, we have the platform to sell integrated lighting control and power distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores. These are strong growth markets where our national accounts strategies and logistics infrastructure provide significant benefits for our customers.

     CAPITALIZE ON OUR INFORMATION SYSTEM CAPABILITIES. We intend to utilize our sophisticated information technology capabilities to drive targeted direct mail marketing campaigns, improve customer profitability and enhance our working capital productivity. Our information system provides us with detailed, actionable information across all facets of our broad network, allowing us to quickly and effectively identify and act on profitability- and efficiency-related initiatives.

     EXPAND OUR INTERNATIONAL OPERATIONS. Our international sales, the majority of which are in Canada, accounted for approximately 12% of total sales in the nine months ended September 30, 2004. We believe that there is significant additional demand for our products and services outside the United States and Canada. Many of our multinational domestic customers are seeking distribution, integrated supply and project management solutions globally. We follow our established customers and pursue business that we believe utilizes and extends our existing capabilities. We believe this strategy of working through well-developed customer and supplier relationships significantly reduces risks and provides the opportunity to establish profitable businesses. We currently have five locations in Mexico. Additionally, our locations in Aberdeen, Scotland and London, England support our sales efforts in Europe and the former Soviet Union. We also have operations in Nigeria to serve West Africa and an office in Singapore to support our operations in Asia.

                           OUR COMPETITIVE STRENGTHS

     We believe the following strengths are central to the successful execution of our strategy:

     MARKET LEADERSHIP. Our ability to manage large construction projects and complex multi-site plant maintenance programs and procurement projects that require special sourcing, technical advice, logistical support and locally based service has enabled us to establish leadership positions in our principal markets. We have utilized these skills to generate significant revenues in industries with intensive use of electrical and MRO products, including electrical contracting, utilities, original equipment manufacturing, process manufacturing and other commercial, institutional and governmental entities. We also have extended our position within these industries to expand our customer base.

     VALUE-ADDED SERVICES. We are a leader in providing a wide range of services and procurement solutions that draw on our product knowledge, supply and logistics expertise and systems capabilities, enabling our customers to reduce supply chain costs and improve efficiency. These programs include:

     - National Accounts -- We coordinate product supply and materials management activities for MRO supplies, project needs and direct material for national and regional customers with multiple locations who seek purchasing leverage through a single electrical products provider;

     - Integrated Supply -- We design and implement programs that enable our customers to significantly reduce the number of MRO suppliers they use through services that include highly automated, proprietary electronic procurement and inventory replenishment systems and on-site materials management and logistics services; and

     - Construction National Accounts -- We have a dedicated team of experienced construction sales management personnel to service the needs of the regional and national contractors. Top engineering and construction firms which specialize in major projects such as airport expansions, power plants and oil and gas facilities are also a focus group for our national accounts program where we can continue to leverage our expertise.

     BROAD PRODUCT OFFERING. We provide our customers with a broad product selection consisting of over 1,000,000 electrical, industrial and data communications products sourced from over 24,000 suppliers. Our broad product offering enables us to meet virtually all of a customer's electrical product and MRO requirements.

     EXTENSIVE DISTRIBUTION NETWORK. Our distribution network consists of approximately 350 branches and five distribution centers located in 48 states, nine Canadian provinces, Mexico, the United Kingdom, Singapore, Puerto Rico, Nigeria and Guam. This extensive network, which would be extremely difficult and expensive to duplicate, allows us to:

     - maintain local sourcing of customer service, technical support and sales coverage;

     - tailor branch products and services to local customer needs;

     - offer multi-site distribution capabilities to large customers and national accounts; and

     - provide same-day deliveries.

     LOW COST OPERATOR. Our competitive position has been enhanced by our low cost position, which is based on:

     - extensive use of automation and technology;

     - centralization of functions such as purchasing, accounting and information systems;

     - strategically located distribution centers;

     - purchasing economies of scale; and

     - incentive programs that increase productivity and encourage entrepreneurship.

     As a result of these factors, we believe that we have one of the lowest operating costs in our industry. Our selling, general and administrative expenses as a percentage of revenues for the nine months ended September 30, 2004 decreased to 14.6%, which is significantly below our peer group average, according to the National Association of Electrical Distributors. Our low cost position enables us to generate a significant amount of net cash flow, as the amount of capital investment required to maintain our business is relatively low. Consequently, more of the cash we generate is available for debt reduction, continued investment in the growth of our business and strategic acquisitions.

     In addition to being a low cost operator in the industry, we realize significant operating leverage in our business. As a result of our productivity initiatives and operating leverage, we realized operating profit pull-through of 63% for the nine months ended September 30, 2004 compared to the same period in 2003. We define operating profit pull-through as incremental (measured against the same period in the prior year) operating profit divided by incremental gross profit and view this metric as a key measure of our operating efficiency.

                                  THE OFFERING

Shares of common stock offered
by WESCO International........   4,000,000 shares

Shares of common stock offered
by the selling stockholders...   6,000,000 shares

Shares of common stock
outstanding after this
offering......................   46,114,320 shares(1)

Use of proceeds...............   We estimate that our net proceeds from this
                                 offering will be approximately $107.5 million based on an assumed initial price to public of $28.26 per share. We intend to use our net proceeds to repay a portion of our outstanding
                                 9 1/8% senior subordinated notes due 2008 through redemption or repurchase. Pending use, we may invest our net proceeds in short-term investment grade securities.

                                 We will not receive any proceeds from the sale of common stock by the selling stockholders.

Risk Factors..................   See "Risk Factors" beginning on page S-9 of
                                 this prospectus supplement and on page 3 of the accompanying prospectus for a discussion of factors you should consider before buying shares of our common stock.

New York Stock Exchange
Symbol........................   WCC

     (1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 2004. As of that date, we had 42,114,320 shares of common stock outstanding, excluding:

        - an aggregate of 4,067,953 shares of common stock held by us as treasury shares;

        - an aggregate of 6,643,670 shares of common stock reserved for issuance upon exercise of outstanding options, at a weighted average exercise price of $8.34 per share;

        - an aggregate of 880,500 shares of common stock reserved for issuance upon payment with respect to outstanding stock appreciation rights, at a weighted average exercise price of $24.02 per share; and

        - an aggregate of 5,967,419 shares of common stock available for future issuance under our equity compensation plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The table below sets forth certain of our consolidated financial data as of and for each of the periods indicated. The financial information for the years ended December 31, 2001, 2002 and 2003, and as of December 31, 2001, 2002 and 2003, is derived from our audited consolidated financial statements, which (other than the financial information as of December 31, 2001) are incorporated by reference into this prospectus supplement and the accompanying prospectus. The consolidated financial information as of and for the nine-month periods ended September 30, 2004 and 2003 is derived from our unaudited consolidated financial statements. In our opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the nine months ended September 30, 2004 are not necessarily indicative of the results to be achieved for the year ending December 31, 2004 or for any other future period.

     The data below should be read in conjunction with "Capitalization" on page S-14 of this prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     2001          2002          2003          2003          2004
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
                                            (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales.......................  $   3,658.0   $   3,325.8   $   3,286.8   $   2,436.6   $   2,753.3
Gross profit....................        643.5         590.8         610.1         450.0         527.1
Selling, general and
  administrative expenses.......        517.2         494.4         501.5         373.2         403.0
Depreciation and
  amortization(1)...............         31.0          19.8          22.5          15.4          14.1
                                  -----------   -----------   -----------   -----------   -----------
Income from operations..........         95.3          76.6          86.1          61.4         110.0
Interest expense, net...........         45.1          43.0          42.3          32.1          30.3
Loss on debt extinguishment(2)..           --           1.1           0.2           0.2           2.1
Other expenses..................         16.9           6.6           4.5           3.4           4.4
                                  -----------   -----------   -----------   -----------   -----------
Income before income taxes......         33.3          25.9          39.1          25.7          73.2
Provision for income taxes(3)...         13.1           2.8           9.1           5.1          25.4
                                  -----------   -----------   -----------   -----------   -----------
Net income......................  $      20.2   $      23.1   $      30.0   $      20.6   $      47.8
                                  ===========   ===========   ===========   ===========   ===========
Earnings per common share
  Basic.........................  $      0.45   $      0.51   $      0.67   $      0.46   $      1.15
  Diluted.......................  $      0.43   $      0.49   $      0.65   $      0.44   $      1.10
Weighted average common shares
  outstanding
  Basic.........................   44,862,087    45,033,964    44,631,459    45,117,257    41,534,864
  Diluted.......................   46,901,673    46,820,093    46,349,082    46,657,523    43,602,818
OTHER FINANCIAL DATA:
Capital expenditures............  $      13.8   $       9.3   $       8.4   $       5.6   $       6.9
Net cash provided (used) by
  operating activities..........        161.3          20.3          35.8          (1.5)         92.3
Net cash used by investing
  activities....................        (69.2)        (23.1)         (9.2)         (6.4)        (38.0)
Net cash (used) provided by
  financing activities..........        (38.0)        (49.9)        (22.3)         15.1         (62.7)

                                            AS OF DECEMBER 31,                 AS OF SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     2001          2002          2003          2003          2004
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
                                                             (IN MILLIONS)
BALANCE SHEET DATA:
Total assets....................  $   1,170.8   $   1,019.5   $   1,161.2   $   1,153.5   $   1,233.4
Total long-term debt (including
  current portion)..............        452.0         418.0         422.2         432.6         427.6
Long-term obligations(4)........           --            --          53.0          15.0           2.0
Stockholders' equity............        144.7         169.3         167.7         195.7         228.2

---------------

(1) Effective for 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets", as described in Note 4 to the consolidated financial statements incorporated by reference in this prospectus supplement and accompanying prospectus.

(2) Represents charges relating to the write-off of unamortized debt issuance and other costs associated with the early extinguishment of debt.

(3) Benefits of $2.6 million and $5.3 million in 2003 and 2002, respectively, from the resolution of prior year tax contingencies resulted in unusually low provisions for income taxes for those years.

(4) Includes amounts due under earnout agreements for past acquisitions not otherwise reflected in total long-term debt.

                                  RISK FACTORS

     An investment in our common stock involves risks. In deciding whether to invest in our common stock, you should carefully consider the following risk factors and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described below and in the accompanying prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occurs, our business and financial results could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

OUR SUBSTANTIAL AMOUNT OF DEBT REQUIRES SIGNIFICANT DEBT SERVICE OBLIGATIONS THAT COULD ADVERSELY AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS, LIMIT OUR GROWTH AND IMPOSE RESTRICTIONS ON OUR BUSINESS.

     We are significantly leveraged. As of September 30, 2004, we had $427.6 million of consolidated indebtedness, including $327.9 million in principal amount of 9 1/8% senior subordinated notes due 2008, and stockholders' equity of $228.2 million. We and our subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing our indebtedness. Accordingly, we will have significant debt service obligations. These amounts exclude our accounts receivable securitization program, through which we may sell up to $325.0 million of our accounts receivable to a third party conduit and remove these receivables and the associated debt from our consolidated balance sheet.

     Our debt service obligations have important consequences, including but not limited to the following:

     - a substantial portion of cash flow from our operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for operations, future business opportunities and acquisitions and other purposes and increasing our vulnerability to adverse general economic and industry conditions;

     - our ability to obtain additional financing in the future may be limited;

     - as a result of our interest rate swap agreements, approximately $100.0 million of our fixed rate indebtedness has been effectively converted to variable rates of interest, which will make us vulnerable to increases in interest rates;

     - we are substantially more leveraged than certain of our competitors, which might place us at a competitive disadvantage; and

     - we may be hindered in our ability to adjust rapidly to changing market conditions.

     Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness and to make scheduled payments under our operating leases or to fund planned capital expenditures or finance acquisitions will depend on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt, make necessary capital expenditures or meet other cash needs. If unable to do so, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing.

     A $190.0 million portion of the purchase commitments under our receivables facility requires an annual renewal of its terms. That portion of the arrangement expires on August 30, 2005. The remaining $135.0 million portion of the purchase commitments under the facility has a three-year term expiring on August 29, 2007. There can be no assurance that available funding or that any sale of assets or additional financing would be possible in amounts and on terms favorable to us.

     Over the next three years from September 30, 2004, we are obligated to pay approximately $55.4 million relating to earnout agreements associated with past acquisitions, of which $50.0 million is represented by a note payable which is included in our consolidated indebtedness as of September 30, 2004. Another acquisition agreement also contains contingent consideration provisions of up to $20.0 million.

RESTRICTIVE DEBT COVENANTS CONTAINED IN OUR REVOLVING CREDIT FACILITY AND THE INDENTURE UNDER WHICH OUR SENIOR SUBORDINATED NOTES WERE ISSUED MAY LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS.

     The revolving credit facility and the indenture under which our senior subordinated notes were issued contain financial and operating covenants that limit the discretion of our management, under certain circumstances, with respect to certain business matters including incurring additional indebtedness and paying dividends. The revolving credit facility also requires us to meet certain fixed charge tests depending on credit line availability. Our ability to comply with these and other provisions of the revolving credit facility and the indenture may be affected by changes in economic or business conditions or other events beyond our control. A failure to comply with the obligations contained in the revolving credit facility or the indenture could result in an event of default under either the revolving credit facility or the indenture, which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the revolving credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness.

DOWNTURNS IN THE ELECTRICAL DISTRIBUTION INDUSTRY HAVE HAD IN THE PAST, AND MAY IN THE FUTURE HAVE, AN ADVERSE EFFECT ON OUR SALES AND PROFITABILITY.

     The electrical distribution industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction and industrial activity, which are outside our control. Our operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity, particularly in the construction market, while simultaneously resulting in higher interest payments under the revolving credit facility and interest rate swap agreements. In addition, during periods of economic slowdown such as the one we recently experienced, our credit losses, based on history, could increase. There can be no assurance that economic slowdowns, adverse economic conditions or cyclical trends in certain customer markets will not have a material adverse effect on our operating results and financial condition.

AN INCREASE IN COMPETITION COULD DECREASE OUR SALES OR EARNINGS.

     We operate in a highly competitive industry. We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. Competition is primarily focused in the local service area and is generally based on product line breadth, product availability, service capabilities and price. Other sources of competition are buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability. During 1999 and 2000, numerous special purpose Internet-based procurement service companies, auction businesses and trade exchanges were organized. Many of them targeted industrial MRO and contractor customers of the type we serve. While the entrants did not have a noticeable impact on our business, we expect that new competitors could develop over time as Internet-based enterprises become more established and refine their service capabilities.

     Some of our existing competitors have, and new market entrants may have, greater financial and marketing resources than we do. To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices, thereby adversely affecting financial results. Existing or future competitors also may seek to compete with us for acquisitions, which could have the effect of increasing the price and reducing the number of suitable acquisitions. In addition, it is possible that competitive pressures resulting from the industry trend toward consolidation could affect growth and profit margins.

LOSS OF KEY SUPPLIERS OR LACK OF PRODUCT AVAILABILITY COULD DECREASE OUR SALES AND EARNINGS.

     Most of our agreements with suppliers are terminable by either party on 60 days' notice or less. Our ten largest suppliers in 2003 accounted for approximately 32% of our purchases for the period. Our largest supplier in 2003 was Eaton Corporation, through its Eaton Electrical division, accounting for approximately 13% of our purchases. The loss of, or a substantial decrease in the availability of, products from any of our key suppliers, or the loss of key preferred supplier agreements, could have a material adverse effect on our business. Supply interruptions also could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions, or other reasons beyond our control. In addition, certain of our products, such as wire and conduit, are commodity price based products and may be subject to significant price fluctuations which are beyond our control. An interruption of operations at any of our five distribution centers could have a material adverse effect on the operations of branches served by the affected distribution center. Furthermore, we cannot be certain that particular products or product lines will be available to us, or available in quantities sufficient to meet customer demand. Such limited product access could put us at a competitive disadvantage.

A DISRUPTION OF OUR INFORMATION SYSTEMS COULD INCREASE EXPENSES, DECREASE OUR SALES OR REDUCE EARNINGS.

     A serious disruption of our information systems could have a material adverse effect on our business and results of operations. Our computer systems are an integral part of our business and growth strategies. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers.

WE MAY BE SUBJECT TO REGULATORY SCRUTINY AND MAY SUSTAIN A LOSS OF PUBLIC CONFIDENCE IF WE ARE UNABLE TO SATISFY REGULATORY REQUIREMENTS RELATING TO INTERNAL CONTROLS OVER FINANCIAL REPORTING.

     Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our auditor attest to such evaluation on an annual basis. Compliance with these requirements has been expensive and time-consuming, and we expect that to continue. Although no assurance can be given, we believe that we will be able to meet the required deadlines. If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluations, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.

OUR LARGEST STOCKHOLDER CAN EXERCISE INFLUENCE OVER OUR AFFAIRS.

     Prior to this offering, The Cypress Group LLC ("Cypress") and its affiliates hold approximately 46% of the issued and outstanding shares of our common stock. If Cypress sells 6,000,000 shares in the offering, Cypress and its affiliates will hold approximately 27% of the issued and outstanding shares of our common stock assuming no exercise of the underwriters' option to purchase additional shares and approximately 24% if the underwriters exercise their option to purchase additional shares in full. In addition, Cypress has the right to appoint two of the nine members of our Board of Directors. Accordingly, Cypress and its affiliates can exercise significant influence over our affairs, including the election of our directors, appointment of our management and approval of actions requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.

THERE IS A RISK THAT THE MARKET VALUE OF OUR COMMON STOCK MAY DECLINE.

     Stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies in our industry have been volatile. It is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us or our largest stockholder in the market after any offering of common stock offered by this prospectus supplement and the accompanying prospectus, or the perception that such sales could occur, could affect the price of our common stock and make it more difficult for us to raise funds through future offerings of common stock.

                                USE OF PROCEEDS

     We estimate that the net proceeds from our sale of 4,000,000 shares of common stock in this offering will be approximately $107.5 million, based on an estimated initial price to public of $28.26 per share, and after deducting underwriting discounts and commissions and the estimated expenses of the offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

     We intend to use the net proceeds from our sale of these shares to repay a portion of our outstanding 9 1/8% senior subordinated notes due 2008 through redemption or repayment. We may apply the net proceeds in one or more transactions from time to time at our discretion. Until we so use the net proceeds, we intend to invest them in short-term, investment grade interest-bearing securities or obligations of, or guaranteed by, the U.S. government.

              PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the New York Stock Exchange. The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported on the New York Stock Exchange for the periods indicated.

                                                               HIGH     LOW
                                                              ------   ------
Year Ended December 31, 2002:
  First Quarter.............................................  $ 7.44   $ 4.05
  Second Quarter............................................    7.58     5.95
  Third Quarter.............................................    7.25     3.99
  Fourth Quarter............................................    5.51     2.85
Year Ended December 31, 2003:
  First Quarter.............................................  $ 5.73   $ 3.32
  Second Quarter............................................    6.45     3.40
  Third Quarter.............................................    7.30     4.96
  Fourth Quarter............................................    9.50     5.20
Year Ending December 31, 2004:
  First Quarter.............................................  $16.20   $ 8.87
  Second Quarter............................................   18.75    13.20
  Third Quarter.............................................   25.75    16.00
  Fourth Quarter (through December 7, 2004).................   29.17    20.50

     On December 7, 2004, the last sale price of our common stock as reported on the New York Stock Exchange was $28.26 per share. On November 30, 2004, there were 85 holders of record of our common stock.

     We have not paid dividends on our common stock, and do not presently plan to pay dividends in the foreseeable future. We currently expect that earnings will be retained and reinvested to support either business growth or debt reduction. In addition, our revolving credit facility and the indenture under which our senior subordinated notes were issued restrict our ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of September 30, 2004:

     - on an actual basis; and

     - on an as adjusted basis to give effect to the issuance of the common stock we are selling in this offering at an assumed initial price to public of $28.26 per share and the application of the net proceeds received by us from this offering as described under "Use of Proceeds".

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and related notes and the other financial information incorporated by reference in this prospectus supplement and accompanying prospectus.

                                                                      AS OF
                                                               SEPTEMBER 30, 2004
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                  (IN MILLIONS)
Cash and cash equivalents...................................  $  19.2     $  19.2
                                                              =======     =======
Total debt (including current portion):
  Mortgage financing facility...............................  $  49.7     $  49.7
  Revolving credit facility(1)..............................       --          --
  9 1/8% senior subordinated notes due 2008.................    327.9
  Other debt................................................     50.0        50.0
                                                              -------     -------
     Total debt.............................................    427.6
Total stockholders' equity:
  Preferred stock, $.01 par value; 20,000,000 shares
     authorized; no shares issued or outstanding............  $    --     $    --
  Common stock, $.01 par value; 210,000,000 shares
     authorized; 42,114,320 shares issued and outstanding,
     actual; and 46,114,320 shares issued and outstanding,
     as adjusted............................................      0.4         0.5
  Class B nonvoting convertible common stock, $.01 par
     value; 20,000,000 shares authorized; 4,339,431 shares
     issued and no shares outstanding, actual and as
     adjusted...............................................       --          --
  Additional capital........................................    571.3
  Retained earnings (deficit)...............................   (288.9)
  Treasury stock, at cost; 8,407,384 shares, actual and as
     adjusted...............................................    (61.4)      (61.4)
  Accumulated other comprehensive income....................      6.8         6.8
                                                              -------     -------
       Total stockholders' equity...........................    228.2
                                                              -------     -------
          Total capitalization..............................  $ 655.8     $
                                                              =======     =======

---------------

(1) As of November 30, 2004, we had borrowing availability of approximately $172 million under our revolving credit facility, after giving effect to outstanding letters of credit.

                              SELLING STOCKHOLDERS

     The table below sets forth, as of September 30, 2004 and as adjusted for the issuance and sale of 4,000,000 shares by WESCO International and the sale of 6,000,000 shares of our common stock offered hereby by the selling stockholders listed below, information concerning the beneficial ownership of our common stock by the selling stockholders in this offering.

     The selling stockholders may sell up to an aggregate of 6,000,000 shares of common stock in this offering, or up to an aggregate of 7,371,914 shares if the underwriters' option to purchase additional shares is exercised in full. The two partnerships named in the table below are affiliated with The Cypress Group LLC and may sell an aggregate of 6,000,000 shares of common stock to the extent that the other individual selling stockholders named below do not sell the full number of shares of common stock set forth opposite their names in the table below. The other named selling stockholders may not sell more than the number of shares of common stock indicated below. In no event will the maximum number of shares of common stock sold by all selling stockholders in this offering exceed 6,000,000 shares, or 7,371,914 shares if the underwriters' option to purchase additional shares is exercised in full.

     A person is deemed to have "beneficial ownership" of any shares of common stock when a person or persons have the right to acquire them within 60 days after the date of this prospectus supplement. For purposes of computing the percentage of outstanding shares of common stock held by each selling stockholder named below, any shares which a selling stockholder has the right to acquire within 60 days after the date of this prospectus supplement is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

                                      BENEFICIAL OWNERSHIP       NUMBER OF       BENEFICIAL OWNERSHIP
                                        BEFORE OFFERING          SHARES OF          AFTER OFFERING
                                    ------------------------    COMMON STOCK   ------------------------
                                    NUMBER OF       PERCENT       SOLD IN      NUMBER OF     PERCENT OF
SELLING STOCKHOLDER                   SHARES        OF CLASS      OFFERING       SHARES        CLASS
-------------------                 ----------      --------    ------------   ----------    ----------
Cypress Merchant Banking Partners
  L.P.(1).........................  18,580,966        44.1%      4,564,800(2)  14,016,166(2)    30.4%(2)
Cypress Offshore Partners
  L.P.(1).........................     962,370         2.3%        235,200(3)     727,170(3)     1.6%(3)
Roy W. Haley......................   1,941,791(4)      4.6%        730,000      1,211,791(4)     2.6%
Jaimini Mehta.....................     903,479(4)      2.1%        400,000        503,479(4)     1.1%
William M. Goodwin................     187,393(4)(5)      *         70,000        117,393(4)(5)       *

---------------

 *  Indicates ownership of less than 1.0% of the common stock.

(1) The Cypress Group LLC is the general partner of Cypress Associates L.P., which is the general partner of Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Messrs. James L. Singleton and James A. Stern, who are directors of WESCO International, are members of The Cypress Group LLC and may be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by such Cypress funds. Messrs. Singleton and Stern disclaim beneficial ownership of such shares.

(2) Excludes 1,304,690 shares to be sold by Cypress Merchant Banking Partners L.P. upon exercise in full of the underwriters' option to purchase additional shares.

(3) Excludes 67,224 shares to be sold by Cypress Offshore Partners L.P. upon exercise in full of the underwriters' option to purchase additional shares.

(4) Excludes 925,125, 157,861 and 173,018 shares issuable upon the exercise of outstanding stock options, which are not vested as of the date of this prospectus supplement, held by Messrs. Haley, Mehta and Goodwin, respectively.

(5) Includes 20,000 shares sold by Mr. Goodwin subsequent to September 30, 2004.

                                  UNDERWRITING

     WESCO International, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., UBS Securities LLC, Robert W. Baird & Co. Incorporated and Bear, Stearns & Co. Inc. are the representatives of the underwriters.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................
Lehman Brothers Inc. .......................................
J.P. Morgan Securities Inc. ................................
UBS Securities LLC..........................................
Robert W. Baird & Co. Incorporated..........................
Bear, Stearns & Co. Inc. ...................................
                                                                 ------------
     Total..................................................       10,000,000
                                                                 ============

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,304,690 shares from Cypress Merchant Banking Partners L.P., an additional 67,224 shares from Cypress Offshore Partners L.P. and an additional 128,086 shares from WESCO International to cover such sales. If the option is exercised in part, the underwriters have agreed to exercise the option to purchase shares from Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. before exercising any part of the option to purchase additional shares from WESCO International. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by WESCO International and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 128,086 shares from WESCO International, an additional 1,304,690 shares from Cypress Merchant Banking Partners L.P. and an additional 67,224 shares from Cypress Offshore Partners L.P.

                          Paid by WESCO International

                                                         No Exercise   Full Exercise
                                                         -----------   -------------
Per Share..............................................   $              $
Total..................................................   $              $

                        Paid by the Selling Stockholders

                                                         No Exercise   Full Exercise
                                                         -----------   -------------
Per Share..............................................   $              $
Total..................................................   $              $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $     per share from the initial price to
public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     WESCO International and its executive officers and directors and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans.

     The 90-day restricted period described in the preceding paragraph will be extended if:

     - during the last 17 days of the 90-day restricted period WESCO International issues an earnings release or announces material news or a material event; or

     - prior to the expiration of the 90-day restricted period, WESCO International announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of WESCO International's common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing of the offering, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to WESCO International; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

     The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

     The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

     Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     WESCO International will pay all expenses incurred with respect to the offering, other than underwriting discounts and commissions relating to the registration and sale of the shares of common stock owned by the selling stockholders, which will be borne by the selling stockholders. WESCO International estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     WESCO International and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for WESCO International, for which they received or will receive customary fees and expenses.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of WESCO International, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

                           WESCO INTERNATIONAL, INC.

                                  $200,000,000

                                Debt Securities
                                  Common Stock
                                Preferred Stock
                                    Warrants
                               Depositary Shares

                           WESCO INTERNATIONAL, INC.

                        7,371,914 Shares of Common Stock

                            WESCO DISTRIBUTION, INC.

           Guarantees of Debt Securities of WESCO International, Inc.
                             ---------------------
     WESCO International, Inc. from time to time may offer to sell, in one or more series, debt securities, common stock, preferred stock, warrants or depositary shares or any combination of these securities. WESCO International's debt securities may be guaranteed by WESCO Distribution, Inc., a wholly owned subsidiary of WESCO International. The total amount of securities offered by WESCO International, under this prospectus will have an initial aggregate offering price of up to $200,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although WESCO International may increase this amount in the future.

     The selling stockholders identified on page 23 may sell from time to time up to 7,371,914 shares of common stock of WESCO International, Inc. owned by them.

     The common stock of WESCO International is listed on the New York Stock Exchange and trades under the ticker symbol "WCC."

     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     We urge you to carefully read "Risk Factors" beginning on page 3 and other information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in any securities offered by this prospectus.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                The date of this prospectus is December 6, 2004.

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
RISK FACTORS................................................    3
FORWARD-LOOKING STATEMENTS..................................    6
RATIOS OF EARNINGS TO FIXED CHARGES.........................    7
USE OF PROCEEDS.............................................    7
DESCRIPTION OF DEBT SECURITIES..............................    8
DESCRIPTION OF CAPITAL SECURITIES...........................   18
DESCRIPTION OF WARRANTS.....................................   21
DESCRIPTION OF DEPOSITARY SHARES............................   22
SELLING STOCKHOLDERS........................................   25
PLAN OF DISTRIBUTION........................................   25
LEGAL MATTERS...............................................   27
EXPERTS.....................................................   27

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We have filed a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the "registration statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, which forms part of that registration statement, does not contain all of the information set forth in that registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we urge you to read the documents contained in those exhibits.

     WESCO International files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that WESCO International files with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC's Internet address is http://www.sec.gov. In addition, WESCO International's common stock, $.01 par value ("Common Stock"), is listed on the New York Stock Exchange under the ticker symbol "WCC," and its reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.wesco.com. The information on our Internet site is not a part of this prospectus.

INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that WESCO International has filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC, except as noted below:

OUR SEC FILINGS (FILE NO. 001-14989)             PERIOD FOR OR DATE OF FILING
------------------------------------             ----------------------------
Annual Report on Form 10-K...............  Year Ended December 31, 2003
Quarterly Reports on Form 10-Q...........  Quarters Ended March 31, June 30 and
                                           September 30, 2004
Current Reports on Form 8-K..............  July 15 and October 21, 2004
Form 8-A.................................  May 4, 1999

     Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be "filed" for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

     Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and, where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: WESCO International, Inc.,
Attention: Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number: (412) 454-2200. You also may review a copy of the registration statement and its exhibits at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet site.

                                    SUMMARY

     This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under "Where You Can Find More Information." This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement. Unless the context otherwise requires, references to "WESCO International", the "Company", "we", "our" and "us" and similar terms mean WESCO International, Inc. and its subsidiaries (including WESCO Distribution, Inc.) and predecessors. References to "WESCO Distribution" mean WESCO Distribution, Inc., excluding its subsidiaries, unless the context otherwise requires.

                           WESCO INTERNATIONAL, INC.

     With sales of approximately $3.3 billion in 2003, we are a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as "MRO." We are the second largest distributor in the estimated $74 billion U.S. electrical distribution industry, and the largest provider of integrated supply services. Our integrated supply solutions and outsourcing services are designed to fulfill a customer's industrial MRO procurement needs through a highly automated, proprietary electronic procurement and inventory replenishment system. This system allows our customers to consolidate suppliers and reduce their procurement and operating costs. We have approximately 350 branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom, Nigeria and Singapore. We serve over 100,000 customers worldwide, offering over 1,000,000 products from over 24,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our leading market positions, experienced workforce, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to compete effectively against the companies in our industry.

     We are a Delaware corporation with our principal executive offices located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number (412) 454-2200. Our Internet website is www.wesco.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

                            WESCO DISTRIBUTION, INC.

     WESCO Distribution is a wholly owned operating subsidiary of WESCO International and, together with its subsidiaries, conducts primarily all of WESCO International's consolidated operations.

     WESCO Distribution is a Delaware corporation with its principal executive offices located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number (412) 454-2200. Additional information about WESCO Distribution and its operations can be found at www.wescodist.com. Information contained on that website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to an aggregate of $200,000,000 of any of the securities described in this prospectus. In addition, under this shelf process, one or more of the selling stockholders named in this prospectus may sell up to an aggregate of 7,371,914 shares of our common stock in one or more offerings from time to time. This prospectus provides you with a general description of the securities that we or any such selling stockholders may offer. Each time we or any such selling stockholders offer securities under this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

     We may use this prospectus to offer any of the following of our securities from time to time:

     - debt securities, either directly or represented by depositary shares, which may be senior or subordinated and which may be guaranteed by WESCO Distribution;

     - common stock, par value $.01 per share;

     - preferred stock, par value $.01 per share, either directly or represented by depositary shares;

     - warrants for the purchase of our common stock, preferred stock or debt securities.

     When we use the term "securities" in this prospectus, we mean any of the securities that we or the selling stockholders named in this prospectus may offer under this prospectus, unless we say otherwise. This prospectus describes the general terms that may apply to the securities. The specific terms of any particular securities that we or the selling stockholders may offer will be described in a separate supplement to this prospectus. You also should read the documents we have referred to you in "Where You Can Find More Information" for additional information about our company, including our financial statements.

                                  RISK FACTORS

     Investing in our securities involves risks. In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors and the information under "Forward-Looking Statements," which appear elsewhere in this prospectus, together with any added, updated or changed information included in any prospectus supplement and in our reports filed with the SEC that are incorporated by reference into this prospectus, before deciding whether to invest in our securities.

OUR SUBSTANTIAL AMOUNT OF DEBT REQUIRES SIGNIFICANT DEBT SERVICE OBLIGATIONS THAT COULD ADVERSELY AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS AND COULD LIMIT OUR GROWTH AND IMPOSE RESTRICTIONS ON OUR BUSINESS.

     We are and will continue to be for the foreseeable future significantly leveraged. As of September 30, 2004, we had $427.6 million of consolidated indebtedness and stockholders' equity of $228.2 million. We and our subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing our indebtedness. Accordingly, we will have significant debt service obligations. These amounts exclude our accounts receivable securitization program, through which we sell accounts receivable to a third-party conduit and remove these receivables from our consolidated balance sheet.

     Our debt service obligations have important consequences, including but not limited to the following:

     - a substantial portion of cash flow from our operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for operations, future business opportunities and acquisitions and other purposes and increasing our vulnerability to adverse general economic and industry conditions;

     - our ability to obtain additional financing in the future may be limited;

     - as a result of our interest rate swap agreements, approximately $100.0 million of our fixed rate indebtedness has been effectively converted to variable rates of interest, which will make us vulnerable to increases in interest rates;

     - we are substantially more leveraged than certain of our competitors, which might place us at a competitive disadvantage; and

     - we may be hindered in our ability to adjust rapidly to changing market conditions.

     Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness and to make scheduled payments under our operating leases or to fund planned capital expenditures or finance acquisitions will depend on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt, make necessary capital expenditures or meet other cash needs. If unable to do so, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing.

     A $190.0 million portion of the purchase commitments under our Receivables Facility requires an annual renewal of its terms. That portion of the arrangement expires on August 30, 2005. The remaining $135.0 million portion of the purchase commitments under the facility has a three-year term expiring on August 29, 2007. There can be no assurance that available funding or that any sale of assets or additional financing would be possible in amounts on terms favorable to us.

     Over the next three years, we are obligated to pay approximately $53.0 million relating to earnout agreements associated with past acquisitions, of which $50.0 million is represented by a note payable which is included in our consolidated indebtedness as of September 30, 2004. A certain other acquisition agreement also contains contingent consideration provisions of up to $20.0 million.

RESTRICTIVE DEBT COVENANTS CONTAINED IN OUR REVOLVING CREDIT FACILITY AND THE INDENTURE UNDER WHICH OUR SENIOR SUBORDINATED NOTES WERE ISSUED MAY LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS.

     The revolving credit facility and the indenture under which our senior subordinated notes were issued contain financial and operating covenants that limit the discretion of our management with respect to certain business matters including incurring additional indebtedness and paying dividends. The revolving credit facility also requires us to meet certain fixed charge tests depending on credit line availability. Our ability to comply with these and other provisions of the revolving credit facility and the indenture may be affected by changes in economic or business conditions or other events beyond our control. A failure to comply with the obligations contained in the revolving credit facility or the indenture could result in an event of default under either the revolving credit facility or the indenture which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the revolving credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness.

DOWNTURNS IN THE ELECTRICAL DISTRIBUTION INDUSTRY HAVE HAD IN THE PAST, AND MAY IN THE FUTURE HAVE, AN ADVERSE EFFECT ON OUR SALES AND PROFITABILITY.

     The electrical distribution industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction and industrial activity, which are outside our control. Our operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity, particularly in the construction market, while simultaneously resulting in higher interest payments under the revolving credit facility. In addition, during periods of economic slowdown, such as the one we recently experienced, our credit losses, based on history, could increase. There can be no assurance that economic slowdowns, adverse economic conditions or cyclical trends in certain customer markets will not have a material adverse effect on our operating results and financial condition.

AN INCREASE IN COMPETITION COULD DECREASE SALES OR EARNINGS.

     We operate in a highly competitive industry. We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. Competition is primarily focused in the local service area and is generally based on product line breadth, product availability, service capabilities and price. Other sources of competition are buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability. During 1999 and 2000, numerous special purpose Internet-based procurement service companies, auction businesses and trade exchanges were organized. Many of them targeted industrial MRO and contractor customers of the type served by us. While the entrants did not have a noticeable impact on our business, we expect that new competitors could develop over time as Internet-based enterprises become more established and refine their service capabilities.

     Some of our existing competitors have, and new market entrants may have, greater financial and marketing resources than we do. To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices, thereby adversely affecting financial results. Existing or future competitors also may seek to compete with us for acquisitions, which could have the effect of increasing the price and reducing the number of suitable acquisitions. In addition, it is possible that competitive pressures resulting from the industry trend toward consolidation could affect growth and profit margins.

LOSS OF KEY SUPPLIERS OR LACK OF PRODUCT AVAILABILITY COULD DECREASE SALES AND EARNINGS.

     Most of our agreements with suppliers are terminable by either party on 60 days' notice or less. Our ten largest suppliers in 2003 accounted for approximately 32% of our purchases for the period. Our largest supplier was Eaton Corporation, through its Eaton Electrical division, accounting for approximately 13% of our purchases. The loss of, or a substantial decrease in the availability of, products from any of our key suppliers, or the loss of key preferred supplier agreements, could have a material adverse effect on our business. Supply interruptions also could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions, or other reasons beyond our control. In addition, certain of our products, such as wire and conduit, are commodity price based products and may be subject to significant price fluctuations which are beyond our control. An interruption of operations at any of our five distribution centers could have a material adverse effect on the operations of branches served by the affected distribution center. Furthermore, we cannot be certain that particular products or product lines will be available to us, or available in quantities sufficient to meet customer demand. Such limited product access could put us at a competitive disadvantage.

A DISRUPTION OF OUR INFORMATION SYSTEMS COULD INCREASE EXPENSES, DECREASE SALES OR REDUCE EARNINGS.

     A serious disruption of our information systems could have a material adverse effect on our business and results of operations. Our computer systems are an integral part of our business and growth strategies. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers.

WE MAY BE SUBJECT TO REGULATORY SCRUTINY AND MAY SUSTAIN A LOSS OF PUBLIC CONFIDENCE IF WE ARE UNABLE TO SATISFY REGULATORY REQUIREMENTS RELATING TO INTERNAL CONTROLS OVER FINANCIAL REPORTING.

     Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our auditor attest to such evaluation on an annual basis. Compliance with these requirements is expected to be expensive and time-consuming. Although no assurance can be given, we believe that we will be able to meet the required deadlines. If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluations, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.

WESCO INTERNATIONAL'S CONTROLLING STOCKHOLDERS OWN APPROXIMATELY 46% OF ITS COMMON STOCK AND CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS.

     Approximately 46% of the issued and outstanding shares of common stock of WESCO International is held by The Cypress Group LLC and its affiliates. Accordingly, Cypress and its affiliates can exercise significant influence over our affairs, including the election of our directors, appointment of our management and approval of actions requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.

                           FORWARD-LOOKING STATEMENTS

     You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are "forward-looking statements." Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

     You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions in connection with any discussion of future operating or financial performance.

     We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in "Risk Factors" could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

     We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for the six months ended September 30, 2004 and the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are as follows:

                                         NINE MONTHS
                                            ENDED           YEAR ENDED DECEMBER 31,
                                        SEPTEMBER 30,   --------------------------------
                                            2004        2003   2002   2001   2000   1999
                                        -------------   ----   ----   ----   ----   ----
Ratios of earnings to fixed charges...       2.9x       1.7x   1.5x   1.6x   2.1x   2.0x

                                USE OF PROCEEDS

     We intend to use the net proceeds that we receive from the sale of the securities offered by this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. These general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, satisfaction of other obligations and repurchase of outstanding securities. Pending any such use, the net proceeds from the sale of the Securities may be invested in short-term, investment grade, interest-bearing instruments. We will not receive any of the proceeds from the sale of Common Stock by any selling stockholder. We will include a more detailed description of the use of net proceeds of any specific offering in the applicable prospectus supplement relating to the offering.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a general description of the debt securities (the "Debt Securities") that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. We may choose to issue debt securities denominated in U.S. dollars or in any other currency, including the euro.

     The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue any senior Debt Securities under a senior indenture between us and a trustee. We will issue any subordinated Debt Securities under a subordinated indenture between us and the same or another trustee. The senior indentures and the subordinated indentures are collectively referred to in this prospectus as the indentures, and the trustee or trustees under the senior indenture and the trustee or trustees under the subordinated indenture are collectively referred to in this prospectus as trustees. Any Debt Securities issued by us may be guaranteed by WESCO Distribution.

     The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the Debt Securities. See the information under the heading "Where You Can Find More Information" for information on how to contact us for a copy of the appropriate indenture.

GENERAL

     The senior Debt Securities are unsubordinated obligations, will rank on par with all other debt obligations of ours, and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate, in right of payment to senior Debt Securities. A description of the subordinated Debt Securities is provided below under "-- Subordinated Debt Securities". The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to the Registration Statement of which this prospectus is a part.

TERMS

     The indentures do not limit the principal amount of debt we may issue.

     We may issue notes or bonds in traditional paper form or in the form of a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each Debt Security represented by a global security is referred to as a "Book-Entry Security."

     Debt Securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

     Please refer to the prospectus supplement for the specific terms of the Debt Securities offered, including the following:

     - designation of an aggregate principal amount, purchase price and denomination;

     - date of maturity;

     - if other than U.S. currency, the currency for which the Debt Securities may be purchased;

     - the interest rate or rates and the method of calculating interest;

     - the times at which any premium and interest will be payable;

     - the place or places where principal, any premium and interest will be payable;

     - any redemption or sinking fund provisions or other repayment obligations;

     - any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

     - the application, if any, of the defeasance provisions to the Debt Securities;

     - if other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

     - whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

     - whether the Debt Securities will be guaranteed by WESCO Distribution;

     - any additional covenants applicable to the Debt Securities being offered;

     - any additional events of default applicable to the Debt Securities being offered;

     - any cross default provisions, if applicable;

     - the terms of subordination, if applicable;

     - the terms of conversion, if applicable; and

     - any other specific terms, including any terms that may be required by or advisable under applicable law.

     Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

DEBT GUARANTEES

     Debt Securities issued by us may be fully and unconditionally guaranteed by WESCO Distribution, but will not otherwise be guaranteed by any other subsidiary. Any guarantee of Debt Securities will be set forth in the applicable indenture or a supplemental indenture and described in the applicable prospectus supplement relating to an issuance of guaranteed Debt Securities.

     Payments with respect to guarantees of Debt Securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness of WESCO Distribution to the same extent and manner that payments with respect to the Debt Securities are subordinated in right of payment to the prior payment in full of all of the issuer of the Debt Securities.

CERTAIN COVENANTS IN THE INDENTURES

  PAYMENT

     We will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. Unless otherwise provided in the prospectus supplement, we will pay interest on any Debt Security to the Person in whose name that security is registered at the close of business on the regular record date for that interest payment.

     Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to us at our request. After this occurs, the holder of that security must look only to us for payment of that amount and not to the trustee or paying agent.

  LIENS

     The Company will not, nor will it permit any Domestic Subsidiary to, directly or indirectly, issue, assume or Guarantee any Debt if such Debt or Guarantee is subordinate to the Notes and is secured by any Lien, without in any such case effectively securing, concurrently with the issuance, assumption or Guaranty of any such Debt, any series of Notes (together with, if the Company shall so determine, any other indebtedness of or Guaranteed by the Company or such Domestic Subsidiary ranking equally with such series of Notes and then existing or thereafter created) equally and ratably with such Debt, so long as such Debt is so secured; provided, however, that the foregoing restriction shall not apply to Permitted Liens. "Permitted Liens" means:

     - Liens on any property acquired, constructed or improved by the Company or any Domestic Subsidiary after the date hereof, which are created or assumed contemporaneously with or within three years after its acquisition, or completion of construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year period) to secure or provide for the payment of the purchase price or cost thereof, or Liens existing on any property at the time of its acquisition;

     - Liens existing on any property, shares of stock or indebtedness acquired from a Person merged with or into the Company or a Domestic Subsidiary after the date hereof;

     - with respect to any corporation that becomes a Domestic Subsidiary after the date hereof, Liens on property of, or shares of stock or indebtedness issued by, any such corporation existing at the time it becomes a Domestic Subsidiary and not incurred in connection with or in anticipation of such corporation becoming a Domestic Subsidiary;

     - Liens to secure Debt of a Domestic Subsidiary owed to the Company or Debt of a Domestic Subsidiaries owed to another Domestic Subsidiary;

     - Liens in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

     - any Lien existing on the date of the indenture; or

     - Liens for the sole purpose of extending, renewing or replacing Debt, in whole or in part, including any increase in the amount of such Debt not prohibited under this Indenture.

     In the event that the Company shall hereafter secure any series of securities equally and ratably with any other obligation or indebtedness pursuant to the provisions of this Section, the Trustee is hereby authorized, but not required, to enter into an indenture or agreement supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce effectively the rights of the Holders of the Notes so secured, equally and ratably with such other obligation or indebtedness.

  LIMITATIONS ON CERTAIN SALE AND LEASEBACKS

     The Company and its Subsidiaries may incur Attributable Debt in respect of a Sale and Leaseback Transaction after the date of this Indenture; provided, however, that the aggregate amount of any such Attributable Debt incurred after the date of this Indenture pursuant this Section 1011 shall not exceed $75.0 million at any one time.

  MERGER AND CONSOLIDATION

     We will not merge or consolidate with any other entity or sell or convey all or substantially all of our or its assets, as the case may be, to any Person, firm, corporation or other entity, except that we may merge or consolidate with, or sell or convey all or substantially all of our or its assets, as the case may be, to any other entity if:

     - we are the continuing entity, or the successor entity (if other than us) is organized and existing under the laws of the United States of America or a State thereof and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

     - there is no default under the applicable indenture.

     Upon such a succession, we will be relieved from any further obligations under the applicable indenture. For purposes of this paragraph, "substantially all of our or its assets" means, at any date, a portion of the non-current assets reflected in our consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

WAIVER OF CERTAIN COVENANTS

     Unless otherwise provided in the prospectus supplement, we may, with respect to the Debt Securities of any series, omit to comply with any provision of the covenants described under "Liens" and "Limitations on Certain Sale and Leasebacks" above or in any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.

EVENTS OF DEFAULT

     An Event of Default occurs with respect to any series of Debt Securities when:

     - We default in paying principal of or premium, if any, on any of the Debt Securities of such series when due;

     - We default in paying interest on the Debt Securities of such series when due, continuing for 30 days;

     - We default in making deposits into any sinking fund payment with respect to any Debt Security of such series when due;

     - WESCO Distribution, as a guarantor, if applicable, fails to perform any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture;

     - A guarantee is held in any judicial proceeding to be unenforceable or invalid;

     - Certain events of bankruptcy, insolvency, or reorganization occur; or

     - Any other Event of Default occurs with respect to Debt Securities of that series.

     We will be required annually to deliver to the trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by us of certain covenants.

     If an Event of Default shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the Debt Securities of such series to be due and payable. If an Event of

Default described in clause (vi) of the first paragraph under "Events of Default" occurs with respect to any series of Debt Securities, the principal amount of all Debt Securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the Debt Securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act, except that the trustee may not give such notice of a default described in clause (v) of the first paragraph under "Events of Default" until at least 60 days after the default. As used in this paragraph, a "default" means an event described in the first paragraph under "Events of Default" without including any applicable grace period.

     If at any time after the Debt Securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we will pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such series and the principal of all Debt Securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the Debt Securities of such series are due and payable. In addition, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or a default in the performance of a covenant that cannot be modified under the indentures without the consent of the holder of each affected Debt Security.

     The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Debt Securities of such series.

     No holder of Debt Securities will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, for the appointment of a receiver or trustee or for any other remedy under the indentures unless:

     - The holder has previously given written notice to the trustee of a continuing Event of Default with respect to the Debt Securities of that series; and

     - The holders of at least 25% in principal amount of the outstanding Debt Securities of that series have made a written request to the trustee, and offered reasonable indemnity, to the trustee to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days, and the trustee has not received from the holders of a majority in principal amount of the Debt Securities of that series a direction inconsistent with that request.

     Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that

Debt Security on the due dates expressed in that security and to institute suit for the enforcement of payment.

MODIFICATION OF THE INDENTURES

     Each indenture contains provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following:

     - to evidence the succession of another corporation to us;

     - to add to the covenants of ours further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon us by that indenture;

     - to add any additional Events of Default with respect to all or any series of Debt Securities;

     - to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form;

     - to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities;

     - to secure all or any series of Debt Securities;

     - to establish the forms or terms of the Debt Securities of any series;

     - to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee;

     - to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture;

     - to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect;

     - to release WESCO Distribution, if applicable, from its obligations under its guarantee (other than in accordance with the terms thereof) without the consent of the holder of each Debt Security so affected; and

     - to add or change or eliminate any provision of that indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act.

     We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall:

     - extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require us to repurchase that security, without the consent of the holder of each Debt Security so affected;

     - reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding; or

     - modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under "Modification of the indentures," except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, without the consent of the holder of each Debt Security affected thereby.

SATISFACTION AND DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year, and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

     Each indenture provides, if such provision is made applicable to the Debt Securities of a series,

     - that we may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from our obligations with respect to such Debt Security under Sections 801, 803, 1005, 1006, 1007 and 1009 of that indenture (being the restrictions described above under "Certain Covenants of ours in the indentures") together with additional covenants that may be included for a particular series; and

     - that Sections 501(4), 501(5) (as to Sections 801, 803, 1005, 1006, 1007
       and 1009) and 501(8), as described in clauses (iv), (v) and (vii) under "Events of Default," shall not be Events of Default under that indenture with respect to such series ("covenant defeasance"), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates.

     In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal

Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures.

RECORD DATES

     The indentures provide that in certain circumstances we may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

SUBORDINATED DEBT SECURITIES

     Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

  SUBORDINATION

     Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Debt. "Senior Debt" is defined to mean, with respect to us, the principal, premium, if any, and interest on the following:

     - all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

     - any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

     - amendments, renewals, extensions and refundings of any indebtedness described in the preceding clauses (1) or (2), unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding.

  DIFFERENCE BETWEEN SUBORDINATED DEBT SECURITY COVENANTS AND SENIOR DEBT SECURITY COVENANTS AND EVENTS OF DEFAULT

     Subordinated Debt Securities may not have the advantage of all of the covenants and Events of Default provided in the senior indenture. For example, covenants relating to Liens or Sale and Leaseback Transactions as discussed above are not applicable to securities issued pursuant to the subordinated indenture.

  TERMS OF SUBORDINATED DEBT SECURITIES MAY CONTAIN CONVERSION OR EXCHANGE PROVISIONS

     The prospectus supplement for a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

  MODIFICATION OF THE INDENTURE RELATING TO SUBORDINATED DEBT SECURITIES

     The subordinated indenture may be modified by us and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under "-- Modification of the Indentures." We and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

GOVERNING LAW

     The laws of the State of New York govern each indenture and will govern the Debt Securities.

BOOK-ENTRY SECURITIES

     The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the prospectus supplement.

     Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary ("participants") or Persons that may hold interests through participants.

     Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by Persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

     Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

     A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a Person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such Person or Persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

     Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each Person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in this "Description of Debt Securities." Reference is made to the indentures for complete definitions of these terms, as well as any other capitalized terms used in this description for which no definition is provided. Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of senior debt securities.

     The term "Attributable Debt," in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined by us in good faith) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee thereunder contingent upon the monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which the lease has been extended or may, at the option of the lessor, be extended).

     The term "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries less the following: (A) current liabilities; (B) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and (C) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary of ours.

     The term "Debt" means indebtedness for money borrowed.

     The term "Domestic Subsidiary" means a Subsidiary formed under the laws of, or conducting its principal operations within, the United States or any State or territory thereof.

     The term "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, easements and similar liens arising in the ordinary course of business.

     The term "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     The term "Principal Property" means any branch, distribution center or other operating facility owned by us or any Domestic Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than two percent of Consolidated Net Tangible Assets except (A) any such facility which our Board of Directors determines is not of material importance to the total business conducted, or assets owned, by us and our Domestic Subsidiaries as an entirety, or (B) any portion of any such facility which our Board of Directors determines not to be of material importance to the use or operation thereof.

     The term "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing to us or any Domestic Subsidiary of ours any Principal Property or portion thereof (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Subsidiary or between Subsidiaries), which Principal Property (or portion thereof) has been or is to be sold or transferred by us or such Domestic Subsidiary to such Person.

     The term "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of ours.

                       DESCRIPTION OF CAPITAL SECURITIES

COMMON STOCK

     We may issue, either separately or together with other securities, shares of our Common Stock. Under our Restated Certificate of Incorporation, we are authorized to issue up to 210,000,000 shares of our Common Stock. As of September 30, 2004, we had 42,114,320 shares of Common Stock issued and outstanding. Under our Restated Certificate of Incorporation, we also are authorized to issue up to 20,000,000 shares of Class B nonvoting convertible common stock, $.01 par value ("Class B Common Stock"). As of September 30, 2004, we had 4,339,431 shares of Class B Common Stock issued and held in our treasury. We will not offer any shares of Class B Common Stock under this prospectus.

     A prospectus supplement relating to an offering of Common Stock or other securities convertible or exchangeable for, or exercisable into, Common Stock, or the settlement of which may result in the issuance of Common Stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

     Voting Rights. Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulative votes in the election of directors.

     Dividend Rights. The holders of Common Stock are entitled to dividends and other distributions if, as and when declared by our Board of Directors out of assets legally available therefore, subject to the rights of any holder of preferred stock, restrictions set forth in our credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time. The holders of Common Stock and Class B Common Stock are entitled to equivalent per share dividends and distributions.

     Other Rights. Upon our liquidation, dissolution or winding up, the holders of shares of Common Stock would be entitled to share pro rata (on an equal basis with the holders of the Class B Common Stock) in the distribution of all of our assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of our Common Stock, nor are they entitled to the benefits of any sinking fund provisions.

CLASS B COMMON STOCK

     Our Class B Common Stock is identical to our Common Stock in all respects except that the holders of Class B Common Stock will have no right to vote, except as required by law. Shares of Class B Common Stock automatically convert into the same number of shares of Common Stock upon the sale or transfer by the holder thereof to a non-affiliate of ours. To the extent permitted by law, each holder of Class B Common Stock is entitled to convert any or all shares of Class B Common Stock held into the same number of shares of Common Stock at any time.

PREFERRED STOCK

     We may elect to issue shares of our preferred stock, $.01 par value ("Preferred Stock"), from time to time in one or more series, as described in the applicable prospectus supplement. Shares of our Preferred Stock may have dividend, redemption, voting and liquidation rights taking priority over our Common Stock and Class B Common Stock, and shares of Preferred Stock may be convertible into our Common Stock. The issuance of shares of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock and Class B Common Stock and could adversely affect the rights and powers, including voting rights, of holders of shares of Common Stock and Class B Common Stock. The existence of authorized and undesignated shares of Preferred Stock may also have an adverse effect on the market price of our Common Stock. In addition, the issuance of any shares of Preferred Stock could have the effect of delaying, deferring or preventing a change of control.

     Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series without any approval of our stockholders. Our Board of Directors determines the rights, qualifications, restrictions and limitations relating to each series of our Preferred Stock at the time of issuance, and such rights, qualifications, restrictions and limitations may differ with respect to those of shares of Preferred Stock of a different series. Our Restated Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 20,000,000 shares of Preferred Stock, in one or more series. As of September 30, 2004, no shares of Preferred Stock have been designated or are issued and outstanding. We may amend from time to time our Restated Certificate of Incorporation to increase the number of authorized shares of Preferred Stock.

     The particular terms of any series of Preferred Stock being offered by us under this prospectus will be described in the applicable prospectus supplement relating to that series of Preferred Stock. Those terms may include:

     - the title and liquidation preference per share of the Preferred Stock offered and the number of shares offered;

     - the purchase price of the Preferred Stock offered;

     - the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

     - any redemption or sinking fund provisions of the Preferred Stock offered;

     - any conversion provisions of the Preferred Stock offered;

     - the voting rights, if any, of the Preferred Stock offered; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the Preferred Stock offered.

     If the terms of any series of Preferred Stock being offered differ from the terms set forth in this prospectus, the definitive terms will be disclosed in the applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Certificate of

Amendment to our Restated Certificate of Incorporation or the applicable certificate of designations, as the case may be, establishing a particular series of Preferred Stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with an offering of Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable.

     Dividend Rights. The Preferred Stock will be preferred over our Common Stock and Class B Common Stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in Common Stock) on our Common Stock will be declared and set apart for payment or paid, the holders of shares of each series of Preferred Stock will be entitled to receive dividends when, as and if declared by our Board of Directors. We will pay those dividends either in cash, shares of Common Stock or Preferred Stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of Preferred Stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

     Rights Upon Liquidation. The Preferred Stock will be preferred over our Common Stock and Class B Common Stock as to assets so that the holders of each series of Preferred Stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of Common Stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of Preferred Stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding Preferred Stock are entitled, our entire remaining net assets will be distributed among the holders of each series of Preferred Stock in amounts proportional to the full amounts to which the holders of each series are entitled.

     Redemption. All shares of any series of Preferred Stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of Preferred Stock will be convertible into shares of our Common Stock or into shares of any other series of Preferred Stock to the extent set forth in the applicable prospectus supplement.

     Voting Rights. Except as indicated in the applicable prospectus supplement, the holders of Preferred Stock will be entitled to one vote for each share of Preferred Stock held by them on all matters properly presented to stockholders. The holders of Common Stock, Class B Common Stock and the holders of all series of Preferred Stock will vote together as one class.

CERTAIN PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION

     Our Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, each class being elected for a term of three years expiring at successive yearly intervals. In addition, our Restated Certificate of Incorporation requires a vote of a majority of the remaining Board of Directors to fill a vacancy on our Board of Directors and does not permit vacancies to be filled by a vote of our stockholders. Our Restated Certificate of Incorporation provides that vacancies filled by our Board of Directors will be filled for the remainder of the term of the class in which the vacancy occurs. Our Restated Certificate of Incorporation further states that a decrease in the number of directors will not shorten the term of any incumbent.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides in general that an interested stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203 but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

     - prior to such date the corporation's board of directors approve either the business combination or the transaction in which the stockholder became an interested stockholder; or

     - the business combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our Common Stock is Mellon Investor Shareholder Services LLC.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of our Common Stock, Preferred Stock or Debt Securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the applicable warrant agreement, including the applicable form of warrant certificate, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants, as well as the identity of the applicable warrant agent. That warrant agreement, together with the applicable form of warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants and will be available by the means described under "Where You Can Find More Information."

     The particular terms of any issue of warrants will be described in the applicable prospectus supplement relating to the issue. Those terms may include:

     - the securities for which you may exercise the warrants;

     - the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of warrants to purchase Debt Securities and the price at which the Debt Securities may be purchased upon exercise, if applicable;

     - the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of warrants to purchase shares of Preferred Stock and the price at which that number of shares of Preferred Stock of such series may be purchased upon exercise, if applicable;

     - the number of shares of Common Stock purchasable upon the exercise of warrants to purchase shares of Common Stock and the price at which that number of shares of Common Stock may be purchased upon exercise, if applicable;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     - the material U.S. federal income tax consequences applicable to the warrants; and

     - any other terms of the warrants.

     The exercise price and the expiration date for warrants, as well as the kind, frequency and timing of any notice to be given, will be subject to adjustment as described in the applicable prospectus supplement. Holders of warrants may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of warrants, holders of warrants will not have any of the rights of holders of the Common Stock, Preferred Stock or Debt Securities purchasable upon that exercise, as the case may be, and will not be entitled to payments of principal, premium or interest, as applicable, on any debt securities purchasable upon the exercise or dividend payments, if any, or voting rights of any Preferred Stock or Common Stock purchasable upon the exercise.

     Each warrant will entitle its holder to purchase the principal amount of Debt Securities or the number of shares of Preferred Stock or Common Stock, as the case may be, at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

     We will forward the securities purchasable upon the exercise of warrants as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If a holder of warrants exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     At our option, we may elect to offer fractional interests in our Debt Securities or fractional shares of our Preferred Stock, rather than full interests in our Debt Securities or full shares of our Preferred Stock, as the case may be. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a Debt Security of ours or of a share of a particular series of our Preferred Stock, as the case may be, and that fraction or the formula by which that fraction may be determined will be set forth in the applicable prospectus supplement.

     The Debt Securities or shares of any series of Preferred Stock underlying the depositary shares, as the case may be, will be deposited under a deposit agreement between us and a bank or trust company, as depositary. The depositary will have its principal office in the United States, unless specified otherwise in the applicable prospectus supplement. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of the Debt Security or share of Preferred Stock, as the case may be, underlying that depositary share, to all the rights and preferences of the Debt Security or Preferred Stock, as the case may be, underlying that depositary share. Those rights include any applicable dividend, voting, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the depositary shares in accordance with the terms of the offering. This summary of some provisions of the depositary receipts is not complete. You should refer to the applicable deposit agreement, including the applicable form of depositary receipts, relating to the specific depositary receipts being offered for the complete terms of the deposit agreement and the depositary receipts and the identity of the depositary. That deposit agreement, together with the applicable form of depositary receipt, will be filed with the SEC in connection with the offering of the depositary receipts and will be available by the means described under "Where You Can Find More Information."

     Pending the preparation of definitive engraved depositary receipts and upon our written order, the depositary may issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts then will be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute any payments of interest, cash dividends or other cash distributions received with respect to the Debt Securities or Preferred Stock, as the case may be, to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, with our approval, the depositary may sell the property and distribute the net proceeds from the sale to the applicable holders in proportion to the number of depositary shares owned by those holders.

REDEMPTION OF DEPOSITARY SHARES

     If the Debt Security or series of Preferred Stock, as the case may be, represented by depositary shares is subject to redemption, the depositary shares will be redeemed with the proceeds received by the depositary from the redemption, in whole or in part, of that Debt Security or series of Preferred Stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable with respect to that Debt Security or series of the Preferred Stock, as the case may be. Whenever we redeem Debt Securities or shares of Preferred Stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the Debt Securities or shares of Preferred Stock, as the case may be, so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as may be determined by the depositary.

EXERCISE OF RIGHTS OR VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of Preferred Stock underlying depositary shares are entitled to vote, or of any request for instructions or directions from holders of Debt Securities underlying depositary shares, the depositary will mail the information contained in the notice to the record holders of the applicable depositary shares. Each record holder of the applicable depositary shares on the record date will be entitled to instruct the depositary on how to give instructions or directions with respect to the Debt Securities represented by that holder's depositary shares or how to vote the amount of the Preferred Stock represented by that holder's depositary shares, as the case may be. The record date for the depositary shares will be the same date as the record date for the underlying Debt Securities or Preferred Stock, as the case may be. The depositary then will attempt, to the extent practicable, to give instructions or directions with respect to the Debt Securities or to vote the number of shares of Preferred Stock underlying those depositary shares, as the case may be, in accordance with such instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not give instructions or directions with respect to Debt Securities or vote shares of Preferred Stock, as the case may be, if it does not receive specific instructions from the holders of the depositary shares representing interests in those securities.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing depositary shares and any provision of a deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or by the depositary only if:

     - all outstanding depositary shares issued under that deposit agreement have been redeemed; or

     - with respect to all depositary shares issued under that deposit agreement, there has been a complete repayment or redemption of the underlying Debt Securities or a final distribution of the underlying Preferred Stock, as the case may be, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit and any redemption of the underlying Debt Securities or Preferred Stock. Holders of depositary receipts will pay the transfer and other taxes and governmental and other charges, including a fee for the withdrawal of Debt Securities or shares of Preferred Stock, as the case may be, upon surrender of depositary receipts, as are expressly provided in the relevant deposit agreement.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying Debt Securities or Preferred Stock, as the case may be.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying Debt Securities or Preferred Stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Debt Securities or Preferred Stock, as the case may be, for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.

                              SELLING STOCKHOLDERS

     The table below presents certain information regarding the beneficial ownership of the Common Stock of WESCO International outstanding as of September 30, 2004 by two partnerships affiliated with The Cypress Group LLC ("Cypress"), Roy W. Haley, our Chairman and Chief Executive Officer, William M. Goodwin, our Vice President, Operations, and Jaimini Mehta, our Vice President, Business Development.

     The selling stockholders may sell up to an aggregate of 7,371,914 shares of Common Stock under this prospectus. Cypress may sell up to the maximum number of shares of Common Stock set forth opposite its name in the table below, provided that the other named selling stockholders do not sell the maximum number of shares of Common Stock that may be sold by them under this prospectus. The other named selling stockholders may not sell more than the number of shares of Common Stock set forth opposite their names in the table below. Within these limitations, the number of shares to be sold by each selling stockholder will be set forth in the applicable prospectus supplement. In no event will the maximum number of shares of Common Stock sold by all selling stockholders under this prospectus exceed 7,371,914 shares in the aggregate.

                                                                           NUMBER OF SHARES OF
                                                                        COMMON STOCK BENEFICIALLY
                                                                         OWNED AFTER THE CALL OF
                          SHARES OF COMMON STOCK    MAXIMUM NUMBER OF   MAXIMUM NUMBER OF SHARES
                            BENEFICIALLY OWNED      SHARES OF COMMON         OF COMMON STOCK
                          -----------------------   STOCK TO BE SOLD    -------------------------
NAME OF BENEFICIAL OWNER    NUMBER     PERCENTAGE       HEREUNDER         NUMBER      PERCENTAGE
------------------------  ----------   ----------   -----------------   -----------   -----------
Cypress Merchant Banking
  Partners L.P.(1)......  18,580,966      44.1%         7,010,690       11,570,276       25.1%
Cypress Offshore
  Partners L.P.(1)......     962,370       2.3%           361,224          601,146        1.3%
Roy W. Haley............   1,941,791       4.6%           730,000        1,211,791        2.6%
Jaimini Mehta...........     903,479       2.1%           400,000          503,479        1.1%
William M. Goodwin......     187,394         *             70,000          117,394          *

---------------

 *  Indicates ownership of less than 1.0% of the Common Stock

(1) Cypress is the general partner of Cypress Associates L.P. Cypress Associates L.P. is the general partner of Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Messrs. Singleton and Stern, who are directors of WESCO International, are members of Cypress and may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by such Cypress funds. Messrs. Singleton and Stern disclaim beneficial ownership of such shares.

                              PLAN OF DISTRIBUTION

     We and any selling stockholders may offer the offered securities in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

     - to or through underwriting syndicates represented by managing underwriters;

     - through one or more underwriters without a syndicate for them to offer and sell to the public;

     - through dealers or agents;

     - to investors directly in negotiated sales or in competitively bid transactions; or

     - to holders of other securities in exchanges in connection with acquisitions.

     The prospectus supplement for each series of securities we or any selling stockholders sell will describe the offering, including:

     - the name or names of any underwriters;

     - the purchase price and the proceeds to us from that sale;

     - any underwriting discounts and other items constituting underwriters' compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

     - any commissions paid to agents;

     - the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the securities may be listed.

UNDERWRITERS

     If underwriters are used in a sale, we or the selling stockholders, as the case may be, will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

     The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

     - Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a broker-dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

     These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

AGENTS

     We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless stated otherwise in the applicable prospectus supplement.

DIRECT SALES

     We or any selling stockholders may sell any of the securities directly to purchasers. In this case, we or any selling stockholders will not engage underwriters or agents in the offer and sale of these securities.

     In addition, Debt Securities, shares of Common Stock or Preferred Stock or other of our securities described in this prospectus may be issued upon the exercise of warrants.

INDEMNIFICATION

     We or any selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

     The securities we or any selling stockholders offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us or any selling stockholders may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series offered under this prospectus.

                                 LEGAL MATTERS

     The validity of the issuance of the offered securities will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements of WESCO International, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                             ---------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                       Page
                                       ----
Prospectus Supplement Summary........   S-1
Risk Factors.........................   S-9
Use of Proceeds......................  S-13
Price Range of Our Common Stock and
  Dividend Policy....................  S-13
Capitalization.......................  S-14
Selling Stockholders.................  S-15
Underwriting.........................  S-16
Validity of Common Stock.............  S-19
Experts..............................  S-19

                Prospectus

Summary..............................     1
Risk Factors.........................     3
Forward-Looking Statements...........     6
Ratios of Earnings to Fixed
  Charges............................     7
Use of Proceeds......................     7
Description of Debt Securities.......     8
Description of Capital Securities....    18
Description of Warrants..............    21
Description of Depositary Shares.....    22
Selling Stockholders.................    25
Plan of Distribution.................    25
Legal Matters........................    27
Experts..............................    27

                               10,000,000 Shares

                           WESCO INTERNATIONAL, INC.

                                  Common Stock
                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                                    JPMORGAN
                              UBS INVESTMENT BANK
                             ROBERT W. BAIRD & CO.
                            BEAR, STEARNS & CO. INC.

                      Representatives of the Underwriters